UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 17, 2015

Ares Dynamic Credit Allocation Fund, Inc.

(Exact name of Registrant as specified in its charter)

Maryland	811-22535	46-4969053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Avenue of the Stars

12th Floor

Los Angeles, California 90067
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (310) 201-4100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

The Board of Directors (the “Board”) of Ares Dynamic Credit Allocation Fund, Inc. (the “Fund”) (NYSE: ARDC) has authorized the repurchase of shares of common stock of the Fund (the “Common Shares”) on the open market when the Common Shares are trading on the New York Stock Exchange at a discount of 10% or more (or such other percentage as the Board may determine from time to time) from the net asset value (“NAV”) of the Common Shares. Upon completion of required shareholder notifications, the Fund may repurchase its outstanding Common Shares in open-market transactions at the Fund management’s discretion.  The Fund is not required to effect share repurchases.  Any future purchases of Common Shares may not materially impact the discount of the market price of the Common Shares relative to their NAV and any narrowing of this discount that does result may not be maintained.

Risk Factors

Share Repurchases Risk.  There can be no assurance that repurchases of the Common Shares, if any, will cause the Common Shares to trade at a narrower discount to NAV or at a price equal to or in excess of NAV or prevent or reduce any decline in the market price of the Common Shares. Any acquisition of Common Shares by the Fund would decrease the managed assets of the Fund and therefore tend to have the effect of increasing the Fund’s gross expense ratio and decreasing the asset coverage with respect to any leverage outstanding. Further, the Fund will incur transaction costs in connection with any share repurchases, which will be borne by the Fund. Any repurchases of the Common Shares will be subject to certain conditions under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable laws, including Regulation M, which may prohibit such repurchases under certain circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES DYNAMIC CREDIT ALLOCATION FUND, INC.

Date: November 17, 2015	By:	/s/ Daniel J. Hall

	Name:	Daniel J. Hall

	Title:	Secretary